Exhibit 99.1

Contact:
Eric Martin
Vice President, Investor Relations
(404) 745-2889

CARTER’S, INC. REPORTS FIRST QUARTER RESULTS

•	SALES INCREASED $90 MILLION, UP 44%

•	GAAP DILUTED EPS $0.52; ADJUSTED EPS $0.56, UP 22%

Atlanta, Georgia, April 25, 2006 / PRNewswire-FirstCall / -- Carter’s, Inc. (NYSE:CRI), the largest branded marketer of apparel exclusively for babies and young children in the United States, reported its first quarter results for fiscal 2006.

As noted in its press release dated July 14, 2005, Carter’s, Inc. (the “Company”) acquired all of the outstanding common stock of OshKosh B’Gosh, Inc. (“OshKosh”) for a purchase price of $312.1 million (the “Acquisition”).  As part of financing the Acquisition, the Company refinanced its existing debt (the “Refinancing”), including its former senior credit facility, and repurchased all of its 10.875% Senior Subordinated Notes due 2011 (the “Notes”).   Results for the first quarter of fiscal 2006 include OshKosh for the entire period, while results for the first quarter of fiscal 2005 do not include OshKosh.

First Quarter 2006 compared to First Quarter 2005

Net sales increased 43.8% to $296.4 million.  Excluding OshKosh sales of $71.0 million, net sales increased 9.3% to $225.4 million.

The Company’s wholesale sales increased 32.4% to $131.0 million.  Excluding OshKosh wholesale sales of $28.7 million, wholesale sales increased 3.4% to $102.3 million.

The Company’s mass channel sales, which are comprised of sales of our Child of Mine and Just One Year brands, increased 36.8% to $54.0 million.  Our Genuine Kids from OshKosh brand is sold at Target under a licensing arrangement, the income from which is included in royalty income and has no impact on mass channel sales.

Retail store sales increased 64.4% to $111.4 million.  Excluding OshKosh retail store sales of $42.3 million, retail store sales increased 1.9% to $69.1 million.  This increase was driven by new store openings, partially offset by a comparable store sales decline of 2.2%.

In the first quarter of fiscal 2006, the Company opened seven Carter’s retail stores and one OshKosh retail store.  The Company closed one Carter’s retail store and one OshKosh retail store during the first quarter of fiscal 2006.  As of April 1, 2006, the Company had 199 Carter’s retail stores and 142 OshKosh retail stores.

Net income increased 14.0% to $15.8 million, or $0.52 per diluted share, including non-cash charges of $0.02 per diluted share of intangible amortization related to the Acquisition and $0.02 per diluted share related to stock-based compensation resulting from the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”).  Excluding these charges, adjusted net income increased 23.7% to $17.1 million, or $0.56 per diluted share.  The reconciliation of income, as reported under generally accepted accounting principles (“GAAP”), to income adjusted for these charges is shown below.

Fred Rowan, Chairman and CEO, noted that, “We are off to a strong start and we are on track to achieve our growth objectives for 2006.  We had a good quarter in terms of growth in sales and earnings and we continue to make significant progress integrating and improving the OshKosh business.  Our first quarter performance reflects the strength of our brand and channel diversification.  Excluding the benefit of OshKosh, the growth in our wholesale and mass channel segments more than offset the impact of the comparable store sales decline in our Carter’s brand retail store segment during the quarter.  We continue to believe that our balanced platform for growth, strengthened by the addition of OshKosh, will enable us to achieve our long-term growth objectives.”

	(dollars in millions, except EPS)
	Three-month period ended April 1, 2006

	Income Before Taxes	Net Income	Diluted EPS

Income, as reported (GAAP)	$32.3	$15.8	$0.52

Intangible amortization (a)	1.2	0.7	0.02
Stock option expense (b)	0.9	0.6	0.02

	2.1	1.3	0.04

Income, as adjusted (c)	$34.4	$17.1	$0.56

(a)	Non-cash charges associated with the Acquisition, including the amortization of OshKosh intangible assets, primarily licensing agreements.

(b)	Stock-based compensation charges associated with the adoption of SFAS 123R.

(c)

In addition to the results provided in this earnings release, in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present income before taxes, net income, and net income on a diluted share basis excluding certain adjustments discussed above.  These adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial information is presented for informational purposes only and is not necessarily indicative of the Company’s future condition or results of operations.  We believe these adjustments are meaningful because they were not incurred in the first quarter of fiscal 2005 and thus provide a more meaningful comparison.  Also, this earnings release can be found on the Company’s website at www.carters.com

Net cash used in operations was $14.0 million in the first quarter of fiscal 2006 as compared to net cash provided by operations of $24.6 million in the first quarter of fiscal 2005.  The change in cash flow was driven by significant reductions in accounts payable and accrued liabilities and increases in accounts receivable, partially offset by the reduction in inventories.  Such changes in working capital were driven by timing of payments to vendors and shipments to customers, in addition to the impact of the Acquisition.  In March 2006, the Company made a voluntary payment of $9.0 million on its term loan.  Since the Acquisition and Refinancing, the Company has reduced its long-term debt by approximately $80.0 million, or 16%.

Business Outlook

Our business outlook is based on our current expectations and includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although the Company believes the comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

(dollars in millions, except for share data)	Second Quarter 2006			Fiscal Year 2006

Consolidated Net Sales	$275	+43	% (a)	$1,335 – $1,350	+19% to +20	% (c)
Consolidated Adjusted Diluted EPS	$0.32	+10	% (b)	$2.93 – $2.98	+20% to +22	% (d)

(a)	Comparison to the second quarter of fiscal 2005, which does not include the results of OshKosh.

(b)

Estimated adjusted increase excluding $0.02 per diluted share of intangible amortization charges related to the acquisition of OshKosh and $0.02 per diluted share of stock option expense related to the adoption of SFAS 123R compared to adjusted second quarter fiscal 2005 results of $0.29 per diluted share excluding plant closure costs of $0.11 per diluted share.

(c)	Comparison to fiscal 2005, which includes results of OshKosh from the Acquisition through December 31, 2005.

(d)

Estimated adjusted increase excluding $0.10 per diluted share of intangible amortization charges related to the acquisition of OshKosh and $0.08 per diluted share of stock option expense related to the adoption of SFAS 123R compared to adjusted fiscal 2005 results of $2.45 per diluted share excluding plant closure costs of $0.18 per diluted share, inventory step-up and intangible amortization charges of $0.32 per diluted share related to the acquisition of OshKosh, and debt extinguishment costs of $0.40 per diluted share as previously described in our earnings release filed February 22, 2006 on Form 8-K.

In fiscal 2006, the Company plans to open 30 Carter’s and 14 OshKosh retail stores and plans to close ten Carter’s and three OshKosh retail stores.

The Company will broadcast its quarterly conference call on April 26, 2006 at 8:30 a.m. Eastern Time.  To participate in the call, please dial 1-913-981-5520.  To listen to the live broadcast over the internet, please log on to www.carters.com, go to “About Carter’s,” click on “Investor Relations,” and then click on the link “First Quarter Conference Call.”  A replay of the call will be available shortly after the broadcast through midnight Eastern Time, May 5, 2006, at 1-719-457-0820, passcode 4357109, and archived on the Company’s website at the same location as the live webcast.

For more information on Carter’s, Inc. please visit www.carters.com.

Cautionary Language

Statements contained herein that relate to the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated results for fiscal 2006 or any other future period, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected.  Factors that could cause actual results to materially differ include a decrease in sales to, or the loss of one or more of the Company’s key customers, the acceptance of our products in the marketplace, deflationary pressures on our prices, disruptions in foreign supply sources, negative publicity, increased competition in the baby and young children’s apparel market, our substantial leverage which increases our exposure to interest rate risk and could require us to dedicate a substantial portion of our cash flow to repay principal, changes in consumer preference and fashion trends, a decrease in the overall level of consumer spending, the impact of governmental regulations and environmental risks applicable to the Company’s business, our ability to identify new locations and negotiate appropriate lease terms for our retail stores, our ability to attract and retain key individuals within the organization, failure to realize the cost savings and other benefits that we expect from synergies and other Acquisition-related cost reduction initiatives, and seasonal fluctuations in the children’s apparel business.  These risks are described in our most recently filed Annual Report on Form 10-K under the heading “Risk Factors” and “Statement Regarding Forward-Looking Statements.”  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except for share data)
(unaudited)

	Three-month periods ended

	April 1, 2006	April 2, 2005

Net sales:
Wholesale	$131,041	$98,954
Retail	111,380	67,764
Mass channel	54,026	39,489

Total net sales	296,447	206,207
Cost of goods sold	188,304	130,442

Gross profit	108,143	75,765
Selling, general, and administrative expenses	82,966	51,996
Facility closure costs	81	—
Royalty income	(7,179)	(3,523)

Operating income	32,275	27,292
Interest expense, net	6,884	4,402

Income before income taxes	25,391	22,890
Provision for income taxes	9,606	9,041

Net income	$15,785	$13,849

Basic net income per common share	$0.55	$0.49
Diluted net income per common share	$0.52	$0.46
Basic weighted average number of shares outstanding	28,854,517	28,466,734
Diluted weighted average number of shares outstanding	30,567,639	30,181,110

CARTER’S, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except for share data)
(unaudited)

	April 1, 2006	December 31, 2005	April 2, 2005

ASSETS
Current assets:
Cash and cash equivalents	$59,662	$84,276	$36,548
Accounts receivable, net	108,014	96,144	75,806
Inventories, net	154,341	188,454	106,842
Prepaid expenses and other current assets	8,741	6,262	5,647
Deferred income taxes	21,818	23,909	10,950

Total current assets	352,576	399,045	235,793
Property, plant, and equipment, net	76,166	79,458	51,155
Tradenames	322,233	322,233	220,233
Cost in excess of fair value of net assets acquired	283,394	284,172	139,282
Deferred debt issuance costs, net	7,788	8,257	5,287
Licensing agreements, net	16,086	17,150	—
Leasehold interests, net	1,502	1,619	—
Other assets	6,154	4,793	2,260

Total assets	$1,065,899	$1,116,727	$654,010

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$4,231	$3,241	$521
Accounts payable	24,511	63,735	18,111
Other current liabilities	66,020	89,627	32,766

Total current liabilities	94,762	156,603	51,398
Long-term debt	415,720	426,791	163,870
Deferred income taxes	128,639	124,439	83,597
Other long-term liabilities	20,917	22,250	12,125

Total liabilities	660,038	730,083	310,990

Commitments and contingencies
Stockholders’ equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at April 1, 2006, December 31, 2005, and April 2, 2005	—	—	—
Common stock, voting; par value $.01 per share; 40,000,000 shares authorized; 28,988,029 shares, 28,909,729 shares, and 28,506,652 shares issued and outstanding at April 1, 2006, December 31, 2005, and April 2, 2005	290	289	285
Additional paid-in capital	260,054	260,414	248,838
Deferred compensation	—	(2,749)	(86)
Accumulated other comprehensive income	2,396	1,354	—
Retained earnings	143,121	127,336	93,983

Total stockholders’ equity	405,861	386,644	343,020

Total liabilities and stockholders’ equity	$1,065,899	$1,116,727	$654,010